Exhibit 99.1

                             PRESS RELEASE


                                        CONTACT:
For Immediate Release                   Edwin R. Maus
March 28, 2003                          President and Chief
                                          Executive Officer
                                        Laurel Capital Group, Inc.
                                        TEL:(412) 487-7400


LAUREL  CAPITAL GROUP, INC. COMPLETES ACQUISITION OF SFSB HOLDING
COMPANY

     Pittsburgh, Pennsylvania - March 28, 2003. Laurel Capital Group, Inc. (Nasdaq Small Cap: "LARL"), the holding company for Laurel Savings Bank, announced today that it had completed the acquisition of SFSB Holding Company (OTC BB: "SFSH"), the holding company for Stanton Federal Savings Bank. Stanton Federal Savings Bank had two community offices located in Allegheny County and at December 31, 2002, had assets totaling $51.7 million.

     Shareholders of SFSB Holding Company approved the merger agreement at a special meeting of shareholders held on January 31, 2003. Each shareholder of SFSB Holding Company will receive $19.05 in cash for each share of common stock of SFSB Holding Company.

     Edwin R. Maus, President of Laurel Capital Group, Inc. and Laurel Savings Bank stated, "We are very pleased to announce the completion of our acquisition of SFSB Holding Company and Stanton Federal Savings Bank. Stanton Federal Savings Bank is an excellent banking franchise that will provide a very attractive means for Laurel Savings to expand its presence in the Pittsburgh metropolitan area. This merger is a natural fit for our company."

     Barbara J. Mallen, President of SFSB Holding Company and Stanton Federal Savings Bank stated, "We are delighted to become part of Laurel Savings Bank, a local community oriented savings bank and look forward to the benefits this affiliation will offer our customers and employees."

     Laurel Capital Group, Inc. is the publicly traded holding company for Laurel Savings Bank, a Pennsylvania-chartered savings bank founded in 1887. Laurel Savings Bank conducts its operations through its corporate headquarters located in Allison Park, Pennsylvania, and its five full-service branch offices in Allegheny and Butler Counties. At December 31, 2002, Laurel Capital Group, Inc. had total assets of $271.1 million, total deposits of $218.8 million, and stockholders' equity of $27.2 million. As a result of the transaction, Laurel Capital Group, Inc. will operate eight banking offices in Allegheny and Butler Counties, Pennsylvania.

     The Company's filings with the Securities and Exchange
Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.



     This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.